                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                             (Amendment No. 3)*


                                   Aksys, Ltd.
                                ----------------
                                (Name of Issuer)




                     Common Stock, par value $.01 per share
                     --------------------------------------
                         (Title of Class of Securities)


                                    10196103
                                 --------------
                                 (CUSIP Number)




Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1: and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13D-7).

*The remainder of this cover page shall be filled out for a reporting person's Initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------                                            ------------------
CUSIP No. 10196103                    13G                     Page 2 of 15 Pages
------------------                                            ------------------


------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Coral Partners II, a limited partnership
             SEC ID #0000924591
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)    [X]
                                                                      (b)    [_]
------------ -------------------------------------------------------------------
     3       SEC USE ONLY



------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------- ---------- -----------------------------------------------
                          5      SOLE VOTING POWER

   NUMBER OF                              3,495,751
    SHARES            ---------- -----------------------------------------------
 BENEFICIALLY             6      SHARED VOTING POWER
   OWNED BY
    EACH                                  0
  REPORTING           ---------- -----------------------------------------------
   PERSON                 7      SOLE DISPOSITIVE POWER
    WITH
                                          3,495,751
                      ---------- -----------------------------------------------
                          8      SHARED DISPOSITIVE POWER

                                          0
--------------------- ---------- -----------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               3,495,751
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*

------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                               23.36%
------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

                                       PN
------------ -------------------------------------------------------------------

                      SEE INSTRUCTION BEFORE FILLING OUT!

------------------                                            ------------------
CUSIP No. 10196103                    13G                     Page 3 of 15 Pages
------------------                                            ------------------


------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Coral Management Partners II, Limited Partnership
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [X]
                                                                         (b) [_]
------------ -------------------------------------------------------------------
     3       SEC USE ONLY



------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------- ---------- -----------------------------------------------
                          5      SOLE VOTING POWER

   NUMBER OF                              3,495,751
    SHARES            ---------- -----------------------------------------------
 BENEFICIALLY             6      SHARED VOTING POWER
   OWNED BY
    EACH                                  0
  REPORTING           ---------- -----------------------------------------------
   PERSON                 7      SOLE DISPOSITIVE POWER
    WITH
                                          3,495,751
                      ---------- -----------------------------------------------
                          8      SHARED DISPOSITIVE POWER

                                          0
--------------------- ---------- -----------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               3,495,751
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*

------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                               23.36%
------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

                                       PN
------------ -------------------------------------------------------------------

                      SEE INSTRUCTION BEFORE FILLING OUT!

------------------                                            ------------------
CUSIP No. 10196103                    13G                     Page 4 of 15 Pages
------------------                                            ------------------


------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Coral Partners IV, Limited Partnership
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [X]
                                                                         (b) [_]
------------ -------------------------------------------------------------------
     3       SEC USE ONLY



------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------- ---------- -----------------------------------------------
                          5      SOLE VOTING POWER

   NUMBER OF                              857,143
    SHARES            ---------- -----------------------------------------------
 BENEFICIALLY             6      SHARED VOTING POWER
   OWNED BY
    EACH                                  0
  REPORTING           ---------- -----------------------------------------------
   PERSON                 7      SOLE DISPOSITIVE POWER
    WITH
                                          857,143
                      ---------- -----------------------------------------------
                          8      SHARED DISPOSITIVE POWER

                                          0
--------------------- ---------- -----------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               857,143
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*

------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      5.73%
------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

                                       PN
------------ -------------------------------------------------------------------

                      SEE INSTRUCTION BEFORE FILLING OUT!

------------------                                            ------------------
CUSIP No. 10196103                    13G                     Page 5 of 15 Pages
------------------                                            ------------------


------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Coral Management Partners IV, Limited Partnership
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [X]
                                                                         (b) [_]
------------ -------------------------------------------------------------------
     3       SEC USE ONLY



------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------- ---------- -----------------------------------------------
                          5      SOLE VOTING POWER

  NUMBER OF                               857,143
   SHARES             ---------- -----------------------------------------------
BENEFICIALLY              6      SHARED VOTING POWER
  OWNED BY
   EACH                                   0
 REPORTING            ---------- -----------------------------------------------
  PERSON                  7      SOLE DISPOSITIVE POWER
   WITH
                                          857,143
                      ---------- -----------------------------------------------
                          8      SHARED DISPOSITIVE POWER

                                          0
--------------------- ---------- -----------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               857,143
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*

------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      5.73%
------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

                                       PN
------------ -------------------------------------------------------------------

                      SEE INSTRUCTION BEFORE FILLING OUT!

------------------                                            ------------------
CUSIP No. 10196103                    13G                     Page 6 of 15 Pages
------------------                                            ------------------


------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Yuval Almog
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [X]
                                                                         (b) [_]
------------ -------------------------------------------------------------------
     3       SEC USE ONLY



------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States (MN)
--------------------- ---------- -----------------------------------------------
                          5      SOLE VOTING POWER

  NUMBER OF                               24,529
   SHARES             ---------- -----------------------------------------------
BENEFICIALLY              6      SHARED VOTING POWER
  OWNED BY
   EACH                                   4,357,869
 REPORTING            ---------- -----------------------------------------------
  PERSON                  7      SOLE DISPOSITIVE POWER
   WITH
                                          24,529
                      ---------- -----------------------------------------------
                          8      SHARED DISPOSITIVE POWER

                                          4,357,869
--------------------- ---------- -----------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               4,382,398
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*

------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                               29.28%
------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

                                       IN
------------ -------------------------------------------------------------------

                      SEE INSTRUCTION BEFORE FILLING OUT!

------------------                                            ------------------
CUSIP No. 10196103                    13G                     Page 7 of 15 Pages
------------------                                            ------------------


------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Peter H. McNerney
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [X]
                                                                         (b) [_]
------------ -------------------------------------------------------------------
     3       SEC USE ONLY



------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States (MN)
--------------------- ---------- -----------------------------------------------
                          5      SOLE VOTING POWER

  NUMBER OF                               70,457
   SHARES             ---------- -----------------------------------------------
BENEFICIALLY              6      SHARED VOTING POWER
  OWNED BY
   EACH                                   4,352,894
 REPORTING            ---------- -----------------------------------------------
  PERSON                  7      SOLE DISPOSITIVE POWER
   WITH
                                          70,457
                      ---------- -----------------------------------------------
                          8      SHARED DISPOSITIVE POWER

                                          4,352,892
--------------------- ---------- -----------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               4,423,351
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*

------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                               29.55%
------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

                                       IN
------------ -------------------------------------------------------------------

                      SEE INSTRUCTION BEFORE FILLING OUT!

------------------                                            ------------------
CUSIP No. 10196103                    13G                     Page 8 of 15 Pages
------------------                                            ------------------


------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Linda L. Watchmaker
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [X]
                                                                         (b) [_]
------------ -------------------------------------------------------------------
     3       SEC USE ONLY



------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States (MN)
--------------------- ---------- -----------------------------------------------
                          5      SOLE VOTING POWER

  NUMBER OF                               0
   SHARES             ---------- -----------------------------------------------
BENEFICIALLY              6      SHARED VOTING POWER
  OWNED BY
   EACH                                   3,495,751
 REPORTING            ---------- -----------------------------------------------
  PERSON                  7      SOLE DISPOSITIVE POWER
   WITH
                                          0
                      ---------- -----------------------------------------------
                          8      SHARED DISPOSITIVE POWER

                                          3,495,751
--------------------- ---------- -----------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               3,495,751
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*

------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                               23.36%
------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

                                       IN
------------ -------------------------------------------------------------------

Item 1.  Issuer's Name and Address of Principal Executive Offices:

         (a)      Aksys, Ltd.
         (b)      Two Marriott Drive
                  Lincolnshire, IL 20817

Item 2.  Information Concerning Person Filing:

         (a) Filing Persons:

             Entities:
                  Coral Partners IV, Limited Partnership ("CP IV") Coral Management Partners IV, Limited Partnership ("CMP IV") Coral Partners II, a limited partnership ("CP II") Coral Management Partners II, Limited Partnership ("CMP II")

             Individuals:
                  Yuval Almog
                  Peter H. McNerney
                  Linda L. Watchmaker

         (b) Principal Business Address:
                  60 South Sixth Street
                  Suite 3510
                  Minneapolis, MN 55402

         (c) Citizenship/Place of Organization

             Entities:
                  Coral Partners IV  ("CP IV")                     Delaware
                  Coral Management Partners IV ("CMP IV")          Delaware
                  Coral Partners II ("CP II")                      Delaware
                  Coral Management Partners II ("CMP II")          Delaware

             Individuals:
                  Yuval Almog                                      United States
                  Peter H. McNerney                                United States
                  Linda L. Watchmaker                              United States

         (d) Title of Class of Securities:                         Common Stock
         (e) CUSIP No.  10196103

Item 3.  Status of Person Filing:

         Not applicable.

Item 4.  Ownership:

ENTITIES                           CP IV       CMP IV        CP II       CMP II
                                   -----       ------        -----       ------
(a)Beneficial Ownership          857,143*     857,143*   3,495,751*   3,495,751

(b)Percentage of Class              5.73%        5.73%       23.36%       23.36%

(c)(i)Sole Voting Power:         857,143      857,143    3,495,751    3,495,751
(ii)Shared Voting Power:               0            0            0            0
(iii)Sole Dispositive Power:     857,143      857,143    3,495,751    3,495,751
(iv)Shared Dispositive Power:          0            0            0            0


INDIVIDUALS:                      Almog       McNerney    Watchmaker**
                                  -----       --------    ------------

(a)Beneficial Ownership         4,382,399*   4,423,351*   3,495,751*

(b)Percentage of Class              29.28%       29.55%       23.36%

(c)(i)Sole Voting Power:           24,530       70,457            0
(ii)Shared Voting Power:        4,357,869    4,352,894    3,495,751
(iii)Sole Dispositive Power:       24,530       70,457            0
(iv)Shared Dispositive Power:   4,357,869    4,352,894    3,495,751

* Pursuant to Rule 13d-4, the reporting person disclaims beneficial ownership of these securities except to the extent of his/her pecuniary interest therein.

** Ms. Watchmaker's ownership relates to her direct ownership and the ownership as it relates to CP II and CMP II.

Item 5.  Ownership of Five Percent or Less of a Class:

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_]. *

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:

         Not applicable.

Item 7.  Identification and Classification of Subsidiary:

         Not applicable.

Item 8.  Identification and Classification of Group:

         Not applicable.

Item 9.  Notice of Dissolution of Group:

         Not applicable.

Item 10. Certification:

         Not applicable.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 7, 2000

Coral Partners II, a limited partnership
By: Coral Management Partners II, Limited Partnership,
Its: General Partner

/s/ Linda L. Watchmaker
-----------------------
Linda L. Watchmaker
General Partner

Coral Partners IV, Limited Partnership
By:  Coral Management Partners IV, Limited Partnership
Its:  General Partner

/s/ Yuval Almog
-----------------------
Yuval Almog
General Partner

Coral Management Partners II, Limited Partnership,
By: General Partner

/s/ Linda L. Watchmaker
-----------------------
Linda L. Watchmaker
General Partner

Coral Management Partners IV, Limited Partnership
By:  General Partner

/s/ Yuval Almog
-----------------------
Yuval Almog
General Partner


By /s/ Yuval Almog       By /s/ Peter H. McNerney    By Linda L. Watchmaker
   --------------------     ---------------------       ---------------------
   Yuval Almog              Peter H. McNerney           Linda L. Watchmaker

                                  EXHIBIT INDEX

                                                              Sequentially
Exhibit                    Document Description               Numbered Page
-------                    --------------------               -------------

  A                        Agreement of Joint Filing                14

                                    EXHIBIT A

                            Agreement of Joint Filing

         Each of the undersigned hereby agrees that they are filing jointly pursuant to Rule 13d-1(f)(1) of the Securities Exchange Act of 1934, as amended, the Statement dated February 7, 2000, containing the information required by
Schedule 13G, for the shares of Common Stock of Aksys, Ltd. which they each beneficially hold.

Dated:  February 7, 2000

Coral Partners II, a limited partnership
By: Coral Management Partners II, Limited Partnership,
Its: General Partner

/s/ Linda L. Watchmaker
-----------------------
Linda L. Watchmaker
General Partner

Coral Partners IV, Limited Partnership
By:  Coral Management Partners IV, Limited Partnership
Its:  General Partner

/s/ Yuval Almog
-----------------------
Yuval Almog
General Partner

Coral Management Partners II, Limited Partnership,
By: General Partner

Linda L. Watchmaker
-----------------------
Linda L. Watchmaker
General Partner

Coral Management Partners IV, Limited Partnership
By:  General Partner

Yuval Almog
-----------------------
Yuval Almog
General Partner

By /s/ Yuval Almog
   -----------------------
   Yuval Almog

By /s/ Peter H. McNerney              By /s/ Linda L. Watchmaker
   -----------------------               -----------------------
   Peter H. McNerney                     Linda L. Watchmaker